                                                                    EXHIBIT 10.3

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST FILED WITH THE COMMISSION. ASTERISKS (*) IDENTIFY WHERE SUCH CONFIDENTIAL INFORMATION HAS BEEN OMITTED. THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

                           JMG CAPITAL MANAGEMENT LLC
                            LIMITED LIABILITY COMPANY
                                    AGREEMENT

            THIS LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") is made and entered into as of the commencement of business on April 28, 1998 (the "Effective Date") by and among the Persons (as defined herein) who become signatories hereto and who are identified from time to time on Schedule A hereto as Members (as defined herein).

            WHEREAS, JMG Capital Management, Inc. ("JMG")and Jonathan M. Glaser have formed JMG Capital Management LLC (the "Company") as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. ss. 18-101 et seq and have filed a Certificate of Formation (the "Certificate") of the Company with the Office of the Secretary of State of the State of Delaware;

            WHEREAS, JMG has transferred substantially all of the business and assets of JMG to the Company in exchange for the assumption by the Company of certain of the liabilities of JMG and for a membership interest in the Company with the effect that the Company will conduct the business formerly conducted by JMG;

            WHEREAS, the Company has admitted Jonathan M. Glaser as a Member of the Company with the rights and duties set forth herein; and

            WHEREAS, Asset Alliance Corporation, a Delaware corporation, has purchased certain interests in the Company and contributed such interests to Asset Alliance Holding Corporation, a Delaware corporation ("AAC"), and the existing Members of the Company wish to admit AAC as a Member with the rights and duties set forth herein and to admit Asset Alliance Management Corp., a Delaware corporation wholly-owned by AAC, as the managing Member (the "Manager") with the rights and duties set forth herein and AAC, the Manager and the foregoing existing Member wish to provide for the operation, governance, delegation of day-to-day management to a management
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committee initially consisting of the individuals identified on Schedule B hereto, allocation and distribution of profits and losses and other matters as among the Members;

            NOW, THEREFORE, in consideration of the mutual promises contained herein and for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                     GENERAL

      1.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

            "AAA" is defined in Section 7.15.

            "AAC" is defined in the recitals.

            "AAC's Unpaid Preferred Distribution" means an amount equal to the excess of (i) 50% of the amount by which Revenues From Operations (as defined herein) exceeds Qualifying Shared Operating Expenses (as defined herein), in each case for all periods of the Company since January 1, 1998 ("AAC's Preferred Distribution Amount"), over (ii) the aggregate distributions made to AAC pursuant to Section 3.3(a)(ii) since January 1, 1998 (for this purpose, the Special Reduction (as defined in the Purchase Agreement) shall be deemed to be a distribution made to AAC pursuant to Section 3.3(a)(ii)).

            "Act" means the Delaware Limited Liability Company Act, Title 6,
Section 18-101, et. seq., of the Delaware Code, as the same may be amended from time to time.

            "Additional Non-Manager Members" is defined in Section 4.3(a).

            "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account (as defined herein) as of the end of the relevant allocation period, after giving effect to the following adjustments:


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            (a) Crediting to such Capital Account (i) any amount which such
Member is obligated to restore following the liquidation of such Member's Membership Interest in the Company (pursuant to the terms of this Agreement or otherwise); (ii) the amount of such Member's share of the Company Minimum Gain (which share will be determined in accordance with the method for determining a partner's share of partnership minimum gain under Regulations (as defined herein) Section 1.704-2(g)); and (iii) the amount of such Member's share of Member-Related Minimum Gain (as defined herein) (which share will be determined in accordance with the method for determining a partner's share of partner nonrecourse debt minimum gain under Regulations Section 1.704-2(i)(5)); and

            (b) Debiting to such Capital Account the items described in Regulations Sections 1.704- 1(b)(2)(ii)(d)(4), (5), and (6).

This definition is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d), and will be interpreted consistently therewith.

            "Admission" is defined in Section 4.1(a).

            "Adverse Change" ****[This definition has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified and "controlled Affiliate" means any Affiliate of a Person that is directly, or indirectly through one or more intermediaries, controlled by such Person but does not include, for purposes of
Article 2 hereof, any investment fund for which the Company or any controlled Affiliate serves as general partner, investment advisor, manager or in a similar capacity. The term "control" shall mean with respect to any Person the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.


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

            "Agreement" means this Limited Liability Company Agreement, as it may be further amended, supplemented or amended from time to time in accordance with the terms hereof.

            "Allocation Year" means (i) the period beginning on the Effective Date and ending on December 31, 1998 or (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31.

            "Applicable Law" means any statute, law, ordinance, rule, public administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any governmental authority or self-regulating organization applicable to the Company, any controlled Affiliate, any client, any Member or any of their respective properties, assets, officers, directors, employees or agents.

            "Assignment" means any sale, assignment, transfer, exchange, charge, pledge, gift, hypothecation, conveyance or encumbrance (such meaning to be equally applicable to verb and noun forms of such term), or any offer to do any of the foregoing, of all or any portion of a Membership Interest or JMG Interest, as applicable. "Assignor" means a Person who makes an Assignment and "Assignee" means a Person who receives an Assignment.

            "Authorized Affiliate" means, with respect to the Company, any Person controlled by the Company or by the Members and designated as an Authorized Affiliate by the Management Board (as defined herein) and the Manager.

            "Authorizing Events" is defined in Section 2.2(e).

            "Bankruptcy" or "Bankrupt" means, with respect to any Member, such Member making an assignment for the benefit of creditors, involuntarily or voluntarily becoming a party to any liquidation or dissolution action or proceeding with respect to such Member or any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors with respect to such Member, or a receiver, liquidator, custodian or trustee being appointed for such Member or a substantial part of such Member's assets and, if any of the same occur involuntarily, the same not being dismissed, stayed


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

or discharged within 90 days; or the entry of an order for relief against such Member under Title 11 of the United States Bankruptcy Code. A Member shall be deemed bankrupt if the Bankruptcy of such Member shall have occurred and be continuing.

            "Benchmark Operating Expenses" means ****.

            "Book Depreciation" means, for each allocation period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to the Company's assets for such year or other period for federal income tax purposes, except that if the Gross Asset Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Book Depreciation with respect to such asset will be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such year is zero, Book Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager and the Management Board.

            "Capital Account" means an account established and maintained for each Member as provided in Section 3.1.

            "Capital Contribution" means, as to each Member, the aggregate amount of cash and the initial Gross Asset Value of any property other than cash (net of liabilities assumed or taken subject to by the Company, without duplication) contributed to the capital of the Company by or in the name of such Member (or any prior holders of the Capital Account of such Member) in connection with the issuance of Membership Interests or otherwise; provided, however, that any contribution made by any Non-Manager Member pursuant to
Section 6.1(d) of the Purchase Agreement shall not be considered a Capital Contribution but instead shall entitle such Non-Manager Member to the distribution referred to in clause (i) of the final sentence of Section 3.4(a) hereof.


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

            "Capital Expenditures" means any expenditure of the Company, and the Company's allocable portion of any expenditure of any controlled Affiliate, that is not considered an expense under generally accepted accounting principles, consistently applied, other than any Mandatory Investment (as defined herein).

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor code thereto.

            "Company Minimum Gain" means the sum, for all Company assets that are subject to any Nonrecourse Liability (as defined herein), of the amounts of income or gain that would be recognized if each such asset were disposed of in full satisfaction of all Nonrecourse Liabilities secured by such asset (and for no other consideration), and will be determined in accordance with the principles set forth for determining partnership minimum gain in Regulations
Section 1.704-2(d).

            "Competition" means ****[This definition has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            "Covered Person" shall mean a Member, any Affiliate of a Member, any officer, director, shareholder, partner, employee or member of a Member of any of its Affiliates, or any officer of the Company.

            "Debenture Payment Default" is defined in Section 2.5(e).

            "Effective Date" is defined in the opening paragraph.

            "Fair Market Value" shall mean the fair market value as agreed upon by the Manager and the Management Board (or, for purposes of Section 3.4 hereof, if there shall be no Manager, the Liquidating Trustee (as defined herein) and the Management Board) or, in the absence of such agreement, as determined by an appraiser selected by the Manager (or, for purposes of Section 3.4 hereof, if there shall be no Manager, the Liquidating Trustee) with


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

the prior consent of the Management Board, which consent will not be unreasonably withheld.

            "Fiscal Year" is defined in Section 5.2.

            "For Cause" shall mean, with respect to the termination of a Member's employment with the Company or any controlled Affiliate, any of the following:

            ****[The remainder of this definition (approximately one and a half pages) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            "GAAP" is defined in Section 5.4(a).

            "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, subject to the following exceptions and adjustments:

            (a) The initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross Fair Market Value of such asset, as determined by the contributing Member and the Manager and the Management Board;

            (b) The Gross Asset Value of all Company assets will be adjusted to equal their respective gross Fair Market Values, as determined by the Manager and the Management Board, immediately preceding the occurrence of any of the following events: (i) a contribution of money or other property (other than a de minimis amount) as consideration for the acquisition of an additional interest in the Company by any new or existing Member if the Manager and the Management Board determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Member in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an interest in the Company if the Manager and the Management Board determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation or dissolution of the


                                       7
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Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

            (c) The Gross Asset Value of any Company asset distributed to any Member will be the gross Fair Market Value of such asset on the date of distribution as determined by the contributing Member and the Manager and the Management Board;

            (d) The Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) of the definition of Net Income (as defined herein) or Net Loss (as defined herein); provided, however, that Gross Asset Values will not be adjusted pursuant to this subsection (d) to the extent the Manager and the Management Board determine that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

            (e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b), or (d) above, such Gross Asset Value will thereafter be adjusted by the Book Depreciation (calculated in accordance with Regulations Section 1.704-1(b)(2)(iv)(g)) rather than depreciation or amortization or other cost recovery deduction as determined for federal income tax purposes, taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

            "Immediate Family" shall mean, with respect to any individual, such individual's spouse, parents and children (and estates, trusts, partnerships and other entities and legal relationships of which a substantial majority in interest of the beneficiaries, owners, investors, members or participants at all times in question are, directly or indirectly, one or more of the Persons described above and/or such individual) and any person who acquires an interest in such individual's Membership Interest by will, intestacy laws or the laws of descent or survivorship, by the laws of community property or


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otherwise pursuant to a court order upon the divorce of such individual.

            "Inadequate Performance" is defined in Section 4.5(d) hereof.

            "Indebtedness" shall mean, with respect to a Person (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under any financing leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Persons, and (e) all other obligations or liabilities treated as indebtedness under the most senior debt instruments of Asset Alliance Corporation outstanding from time to time.

            "Intellectual Property" is defined in Section 2.5(b).

            "Issuance Items" is defined in Section 3.2(b)(xiv).

            "JMG Interest" with respect to any Person means that portion of the outstanding shares of JMG common stock, no par value, directly or indirectly beneficially owned by such Person.

            "Liable Member" is defined in Section 1.8(f).

            "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

            "Liquidating Trustee" is defined in Section 6.2(a) hereof.


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

            "Management Board" is defined in Section 2.2(a) hereof.

            "Manager" is defined in the recitals, subject to change in accordance with Article 4 hereof.

            "Manager Member Interest" means the Membership Interest of the Manager and all rights and benefits to which the Manager, AAC and their Affiliates are entitled under this Agreement and the Act together with the obligations of the Manager and AAC hereunder.

            "Mandatory Investments" is defined in Section 3.3(a)(i) hereof.

            "Member" shall mean any Person admitted to the Company as a "member" within the meaning of the Act, which includes AAC, the Manager and the Non-Manager Members (as defined herein) (excluding, for this purpose, Assignees until admitted as Members pursuant to the provisions hereof), and includes any Person admitted as an additional or substitute Non-Manager Member pursuant to the provisions of this Agreement, in such Person's capacity as a Member of the Company, in each case unless otherwise indicated. For purposes of the Act, the Members shall constitute one (1) class or group of members.

            "Members Indirect Interest" shall mean with respect to any Member other than JMG, that share of JMG's Membership Interest attributable to a Member determined by dividing the number of shares of JMG common stock, no par value, directly or indirectly beneficially owned by such Member by the total number of outstanding shares of JMG common stock, no par value, and multiplying such quotient by JMG's Membership Interest, and with respect to JMG shall mean 0.

            "Members Indirect Percentage Interest" shall mean with respect to any Member other than JMG that share of JMG's Percentage Interest (as defined herein) attributable to a Member determined by dividing the number of shares of JMG common stock, no par value, directly or indirectly beneficially owned by such Member by the total number of outstanding shares of JMG common stock, no par value, and multiplying such quotient by JMG's Percentage Interest, and with respect to JMG shall mean 0%.


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            "Membership Interest" means the limited liability company interest of a Member in the Company at any particular time, including any and all rights and benefits to which such Member is entitled under this Agreement and the Act, together with the obligations of such Member under this Agreement and the Act.

            "Member-Related Minimum Gain" means the minimum gain attributable to Member-Related Nonrecourse Debt, determined in accordance with the rules set forth for determining partner nonrecourse debt minimum gain in Regulations
Section 1.704-2(i)(3).

            "Member-Related Nonrecourse Debt" means any nonrecourse debt of the Company for which any Member or related person bears the economic risk of loss (within the meaning of Regulations Section 1.752-2), and includes, for example, nonrecourse debt with respect to which a Member or such related person is the lender.

            "Member-Related Nonrecourse Deduction" means any item of Company loss, deduction or expense that is attributable to a Member-Related Nonrecourse Debt, and will be determined in accordance with the rules set forth for determining partner nonrecourse deductions in Regulations Section 1.704-2(i)(2).

            "Net Income" or "Net Loss," as the case may be, for any period, means an amount equal to the Company's Taxable Income (as defined herein) or Taxable Loss (as defined herein) for such period, with the following adjustments:

            (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition will be added to such Taxable Income or will reduce such Taxable Loss;

            (b) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, will reduce such Taxable Income or increase such Taxable Loss;


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

            (c) If the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (d) of the definition of Gross Asset Value, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

            (d) Gain or loss resulting from the disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

            (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such Taxable Income or Loss, there will be taken into account Book Depreciation for such allocation period;

            (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Interest, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for purposes of computing Net Income or Net Loss; and

            (g) Notwithstanding any other provision of this definition, any item which is specially allocated pursuant to Section 3.2(b) of the Agreement will not be taken into account in computing Net Income or Net Loss.

            "Non-Manager Member" shall mean any Person who is or becomes a Member pursuant to the terms hereof other than AAC, the Manager or any of their Affiliates.

            "Non-Manager Member Membership Interest" means the Membership Interest of a Non-Manager Member and expressly excludes any Manager Member Interest.


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

            "Non-Manager Member Percentage Interest" means, for each Non-Manager Member, the percentage obtained by dividing such Non-Manager Member's Percentage Interest by the sum of the Percentage Interest held by all Non-Manager Members, and multiplying such quotient by 100%.

            "Non-Manager Member Pool" for any Allocation Year shall mean the amount added to Non-Manager Members Unpaid Subordinated Distribution (as defined herein) for such Allocation Year prior to any distributions thereof or any compensation by the Company or any controlled Affiliate to any Member.

            "Non-Manager Members Unpaid Catch-Up Distribution" means an amount equal to the excess of (i) the amount, if any, by which distributions made to AAC pursuant to Section 3.3(a)(ii) since January 1, 1998 exceed AAC's Preferred Distribution Amount for all periods of the Company from January 1, 1998 through the most recently completed Fiscal Year, over (ii) the aggregate distributions made to Non-Manager Members pursuant to Section 3.3(a)(i) since January 1, 1998.

            "Non-Manager Members Unpaid Subordinated Distribution" means an amount equal to the excess of (i) 100% of Revenues From Operations for all periods of the Company since January 1, 1998 over (ii) the sum of (A) 100% of Operating Expenses (as defined herein) and Capital Expenditures for all periods of the Company since January 1, 1998 (B) AAC's Unpaid Preferred Distribution,
(C) the aggregate distributions made to AAC pursuant to Section 3.3(a)(ii) since January 1, 1998 (for this purpose, the Special Reduction (as defined in the Purchase Agreement) shall be deemed to be a distribution made to AAC pursuant to
Section 3.3(a)(ii)), (D) Non-Manager Members Unpaid Catch-Up Distribution, (E) the aggregate distributions made to Non-Manager Members pursuant to Section 3.3(a)(i) since January 1, 1998 and (F) the aggregate amount of salary paid to Members pursuant to any employment agreements between the Company and such Members.

            "Nonrecourse Deduction" means any item of Company loss, deduction or expense that is attributable to a Nonrecourse Liability, and will be determined in accordance with the rules set forth in Regulations Sections 1.704-2(c) and 1.704-2(j)(1).


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

            "Nonrecourse Liability" means any Company liability (or portion thereof) for which no Member or related Person bears the economic risk of loss (within the meaning of Regulations Section 1.752-2).

            "Obligor" is defined in Section 2.5(e).

            "Operating Expense" means, for any period, any expenditure, liability or other item made or incurred during such period that is treated as an expense (as opposed to a capital expenditure or repayment of principal for borrowed money, for example) of the Company (including the Company's allocable share of any such expense of any controlled Affiliate) for such period under generally accepted accounting principles, consistently applied, and shall also include the sum of all amounts by which any items previously included in Revenues From Operations become partly or entirely uncollectible or are collected at less than the amount previously included but in no event shall Operating Expenses include (i) any amount for amortization or depreciation for such period, (ii) any compensation to any Members or (iii) any net decline in the aggregate value of all the capital interests of the Company in investment funds for which the Company acts as investment advisor, general partner or the like and the Company's allocable share of any such net decline in the aggregate value of all the capital interests of any controlled Affiliate in investment funds for which such controlled Affiliate acts in such capacity. Operating Expense shall be reduced by any recoveries of previously incurred Operating Expense including proceeds of insurance paid for out of Operating Expense. Any recoveries in excess of Operating Expense for a particular period will be carried over to the next period as a credit to Operating Expense.

            "Percentage Interest" means the percentage set forth on Schedule A for each Member as amended from time to time by the Manager in accordance with the terms hereof.

            "Period Benchmark Expenses" for any period shall mean Benchmark Expenses times a fraction the numerator of which is the number of days in such period and the denominator of which is 365.


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

            "Permanent Disability" with respect to any Non-Manager Member means such Non-Manager Member's physical or mental disability, as certified by a physician satisfactory to the Manager which renders such Non-Manager Member incapable of performing his material duties and services as an employee of the Company and which continues for more than six consecutive months during any one-year period or more than twelve months during any two-year period.

            "Person" shall mean any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

            "Premium Multiple" is defined in Section 2.2(e) hereof.

            "Proceeding" is defined in Section 2.8(b).

            "Purchase Agreement" is defined in Section 1.8(a) hereof.

            ****[This definition has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            "Regulations" means the Regulations promulgated under the Code.

            "Regulatory Allocations" is defined in Section 3.2(b)(xv).

            "Resignation" is defined in Section 4.5(e) hereof.

            "Revenues From Operations" shall mean, for any period, the gross revenues (without reduction to reflect expenses) of the Company (except as set forth herein and except as otherwise agreed by the Manager and the Management Board in a writing making reference to this definition), determined on an accrual basis in accordance with generally accepted accounting principles consistently applied, but (i) adjusted upward (but only to the extent not duplicative) for the following items; (A) the sum of


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

the increase, if any, during such period in the Company's capital accounts in any partnership (or similar investment entity) on account of such capital, (B) the sum of the increase, if any, during such period in the Company's allocable share of any such increase in such capital accounts of a controlled Affiliate and (C) the sum of all cash withdrawals received during such period by the Company (and the Company's allocable share of any such withdrawals by a controlled Affiliate) with respect to any such partnership (or similar investment entity), and (ii) adjusted downward (but only to the extent not duplicative) for the following items: (A) the sum of the decrease, if any, during such period in the Company's capital account in any partnership (or similar investment entity) on account of such capital, (B) the sum of the decrease, if any, during such period in the Company's allocable share of any such decrease in such capital accounts of a controlled Affiliate and (C) the sum of all Company cash contributed during such period by the Company (and the Company's allocable share of any such contributions by a controlled Affiliate) to any such partnership (or similar investment entity). For the foregoing purposes gross revenues allocable to the capital accounts of the Company or a controlled Affiliate in any partnership (or similar investment entity) other than on account of capital (i.e. incentive or performance allocations) shall be measured on an account by account basis and shall consist, for each such account at any given point in time, of the amount thereof that would be allocated to the Company's account (or such controlled Affiliate's account) if the date for calculation and allocation or obligation to pay such allocation or fee were such point in time, the effect of the foregoing being that at any particular time other than the point in time that such fee or allocation is actually calculated and allocated or payable (which itself may result in a positive addition to Revenues From Operations or a negative deduction from Revenues From Operations) the calculation required hereunder may result in a positive addition to Revenues From Operations or a negative deduction from Revenues From Operations for the period since the most recent calculation thereof hereunder; and (iii) gross revenues from periodic investment advisory and management fees, if any, shall be accrued on a daily, weekly, monthly or calendar quarterly basis. Notwithstanding the foregoing, Revenues From Operations shall not include (i) proceeds of (including any gain on) the disposition of any asset of the Company, (ii) Capital Contributions by a Member to the Company during such period, and (iii) proceeds received in respect of any insurance policy (other than business interruption insurance).

            "Series A Debenture" means the Series A Subordinated Convertible Debenture due April 30, 2003, issued by Asset Alliance Corporation to JMG.

            "Series B Debenture" means the Series B Subordinated Convertible Debenture due April 30, 2003, issued by Asset Alliance Corporation to JMG.

            "Taxable Income" and "Taxable Loss", as the case may be, for any period, means the taxable income or taxable loss of the Company for such period, determined in accordance with Code Section 703(a), including all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1).

      1.2 Formation of Limited Liability Company. The Company was formed as a Delaware limited liability company on March 20, 1998 by the filing of the Company's Certificate of Formation, dated March 20, 1998 (the "Certificate of Formation"), in the Office of the Secretary of State of the State of Delaware in accordance with the Act.

      1.3 Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of, "JMG Capital Management LLC" until such time as amendments to the Certificate of Formation changing such name have been filed in accordance with Applicable Law.

      1.4 Continuation of Company. The Manager shall from time to time take all such actions as may be deemed by it to be necessary or appropriate to effectuate and permit the continuation of the Company as a limited liability company under the Act and qualify the Company to act in any other state or country where the Manager deems qualification necessary or desirable. The Members shall execute such certificates, documents and instruments and take such other action as may be necessary to enable the Manager to fulfill its responsibility under this
Section 1.4.

      1.5 Offices. The Company's registered agent and office in the State of Delaware shall be as set forth in the Certificate, subject to change at any time by the Manager. The principal offices of the Company shall be at 1999 Avenue of the Stars, Suite 2530, Los Angeles, CA 90067 or such other or supplemental location or locations as the Management Board shall determine from time to time. The Company may maintain offices at such other locations as the Management Board may determine.

      1.6 Purpose and Powers. The Company is organized for the purpose of acting as an investment manager and providing investment management and advisory, consulting, marketing, administrative and other services ancillary thereto or useful in connection therewith. The Company may also engage in any other lawful business or activity permitted by the Act that is agreed to in writing by the Manager and the Management Board. In pursuing such purposes, the Company shall possess and may exercise all of the powers and privileges permitted by the Act, together with any powers incidental thereto, including the following:

            (a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

            (b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

            (c) to open, maintain and close bank, brokerage and other financial accounts and to draw checks or other orders for the payment of money;

            (d) to engage attorneys, accountants and such other persons as may be necessary or advisable in connection with the foregoing objects and purposes;

            (e) to employ and terminate employees, consultants and other agents and define their duties and fix their compensation;

            (f) to sue and be sued, to present, defend, settle legal actions or arbitration proceedings and participate in administrative or other proceedings, in its name;

            (g) to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Member, any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

            (h) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a Member or appointed as a Manager thereof and to exercise the rights and perform the duties created thereby), or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

            (i) to lend money for its proper purpose, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested;

            (j) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;

            (k) to cease its activities and cancel its Certificate of Formation;

            (l) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

            (m) to borrow money and issue evidences of Indebtedness, and to secure the same by a mortgage, pledge or other Lien on the assets of the Company;

            (n) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

            (o) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

      1.7 Term. The Company shall continue in perpetuity until the Company is dissolved in accordance with the provisions of this Agreement.

      1.8 Members; Limited Authority and Liability.

            (a) The names and addresses of the Members, the amount of the initial Capital Account of each Member and the Percentage Interest of each Member are set forth in Schedule A hereto, which Schedule may be amended from time to time to reflect any change in the identity of Members and any changes in the Percentage Interest of the Members, it being understood that changes in Capital Accounts shall be recorded in the books and records of the Company and not in Schedule A. The initial Capital Account balance of AAC shall be equal to the aggregate value of the Purchase Price (as defined in the Purchase Agreement dated March 26, 1998 by and among Asset Alliance Corporation, the initial Non-Manager Members and other Persons, the "Purchase Agreement"), as such value may be adjusted to reflect changes in the Purchase Price pursuant to Section 3.2 of such Purchase Agreement. Such aggregate Fair Market Value shall be allocated among such contributed assets by the Manager and the Management Board.

            (b) Article 2 grants authority to the Members to take certain actions as specified therein. Except as provided in Article 2, no Member, in its capacity as such, has the authority or the power to act for or on behalf of the Company, to do any act that would be binding on the Company, or incur any expenditures on behalf of the Company. No Member shall be liable for the debts, obligations or liabilities of the Company of any kind whatsoever, including under a judgment, decree or order of a court, except as provided by Applicable Law. Subject to
Section 4.4 hereof, No Member shall be required to make any contribution to the Company by reason of any negative balance in its Capital Account. A negative balance in a Member's Capital Account shall not create any liability on the part of the Member to any third party.

            (c) Except as otherwise provided herein or by any applicable state law, the Members shall be liable only to make their Capital Contributions pursuant to this Section 1.8 and as set forth in Schedule A, and no Member shall be required to lend any funds to the Company or to make any additional Capital Contributions to the Company. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member.

            (d) The Company shall not admit additional Member(s) except as specifically provided herein.

            (e) No Individual Authority. Subject to the provisions of this Agreement, no Member, acting alone, shall have any authority to act for, or to undertake or assume, any obligations, debt, duty, or responsibility on behalf of, any other Member.

            (f) No Member Responsible for Other Member's Commitment. Neither the Company nor any Member shall be responsible or liable for any Indebtedness or obligation that is hereafter incurred by any other Member (or any of such Member's shareholders, partners, directors, officers or Affiliates). In the event that a Member (or any of such Member's shareholders, partners, directors, officers or Affiliates (collectively, the "Liable Member")), whether prior to or after the date hereof, incurs (or has incurred) any debt or obligation for which neither the Company nor the other Members are to have any responsibility or liability, the Liable Member shall and does hereby indemnify and hold harmless the Company and the other Member from any liability or obligation they may incur in respect thereof.

            (g) Investment Representations. Each Member represents that it is acquiring its Membership Interest in the Company for its own account for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part, and each Member agrees that it will not effect any disposition of all or any portion of, or offer to effect any disposition of all or any portion of its Membership Interest, or solicit offers to buy from or otherwise approach or negotiate in respect thereof with any person or persons whomsoever, all or any portion of its interest (i) in any manner which would violate or cause the Company or any Member to violate applicable federal or state securities laws and (ii) other than in accordance with the provisions of this Agreement.

      1.9 No State-Law Partnership. No provisions of this Agreement (including, without limitation, the provisions of Article 2) shall be deemed or construed to constitute the Company a partnership (including, without limitation, a limited partnership) or joint venture, or any Member or Manager a partner or joint venturer of or with any other Member or Manager, for any purposes other than tax purposes.

      1.10 Merger. The Company may merge with, or consolidate into, another Delaware limited liability company or "other business entity" (as defined in Section 18-209(a) of the Act) upon the approval of the Manager and the Management Board.

      1.11 Status. No Member shall take any action that would require termination of the Company for Federal or state tax purposes or registration of the Company or any class of its securities under the Investment Company Act of 1940 or the Securities Exchange Act of 1934 or result in the Company being taxable as a corporation for Federal or state tax purposes.

      1.12 Reliance by Third Parties. Except as set forth in Section 2.2(c), Persons dealing with the Company are entitled to rely conclusively upon the power and authority of an officer of the Company authorized to act by this Agreement or by action of the Management Board.

                                    ARTICLE 2
                                   MANAGEMENT

      2.1 Manager. It is understood and agreed that the Management Board provided for in Section 2.2 shall irrevocably be delegated and have the authority to manage the day-to-day business of the Company, that certain actions, but only to the extent expressly specified hereinafter, that are material to the business or that affect the interests of the Manager and its Affiliates may only be taken by the Management Board with the consent of the Manager, that certain activities, but only to the extent expressly specified hereinafter, in the financial and compliance areas require coordination between the Management Board and the Manager and that for regulatory reasons the Manager shall have the ability to alter the foregoing structure through removal of the members of the Management Board but that except in narrowly defined circumstances any such alteration will subject the Manager to the substantial penalties set forth in Section 2.2(e) hereof.

            (a) Subject to the other terms of this Agreement, including the reservations and delegations of power and authority set forth in Section 2.2 and elsewhere herein, (i) the management and control of the business of the Company shall be vested generally in the Manager, who shall be a Member and a "manager" of the Company within the meaning of the Act; (ii) the Manager, as specified or limited, as the case may be, in Section 2.2 and elsewhere, shall have exclusive power and authority, in the name of and on behalf of the Company, to perform all acts and do all things which in its sole discretion it deems necessary or desirable to conduct the business of the Company, without the vote or consent of any of the other Members; and (iii) any action taken by the Manager, and the signature of the Manager (or any authorized representative) on any instrument on behalf of the Company, shall conclusively evidence the authority of the Company with respect thereto and shall bind the Company. Notwithstanding the foregoing, the Manager shall have no power or authority whatsoever to make recommendations with respect to or to determine which transactions the Company shall cause or recommend any investment advisory clients of the Company to enter into, or the time at which, the party with which or the terms on which any right, power or privilege of the Company is exercised or performed with respect to the account of any such client or the assets in the account of any such client.

            (b) The Manager shall have the specific power and authority in its reasonable discretion, after consultation with the Management Board to take any of the following actions: (i) such actions as may be necessary to cause the Company, any of its Affiliates or any of its Members, employees or agents to comply with any Applicable Law or this Agreement; (ii) such actions as the Manager is specifically authorized by this Agreement to take (subject to having obtained any required Management Board approval); (iii) such actions as are necessary to prevent actions that require the Manager's consent pursuant to the terms of this Agreement if such consent has not been given; and (iv) termination of any Member of the Company upon termination of such Member's employment "For Cause" after all actions and determinations required by the definition thereof have been taken and made.

            (c) The Manager shall be obligated to devote only such time to the business and affairs of the Company as it deems necessary in its sole discretion for the performance of its duties under this Agreement.

            (d) The Manager and its Affiliates may engage in other business ventures of every nature and description, including the creation, acquisition, financing, operation and disposition of investment managers or interests therein that are or may be competitive with the Company's businesses. The Manager and its Affiliates shall not be obligated to present any opportunity to the Company even if such opportunity would be suitable for the Company or arose because of the Manager's or any of its Affiliates' interest in or operation of the Company. Neither the Company nor any of the Members other than the Manager shall have any right in or to any such other ventures and no such activity by the Manager or its Affiliates shall be deemed improper or result in any liability to the Manager or its Affiliates.

            (e) Any consent of the Manager required hereunder shall be in writing, shall be obtained prior to the action sought to be taken, and shall, except as otherwise set forth, be given or withheld in the good faith discre-tion of the Manager. The Manager shall designate in writing to the Management Board from time to time one or more persons who shall serve as authorized representatives of the Manager to provide such written consent and two or more alternate representatives who are so authorized in the event the primary authorized person is not available.

      2.2 Management Board.

            (a) ****[This subsection (approximately one page) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (b) ****[This subsection (approximately one page) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (c) None of the Company, the Management Board nor any controlled Affiliate may do, and the Management Board shall use all reasonable efforts to prevent the Company and any controlled Affiliate from doing, any of the following without the consent of the Manager and which if purported to have been done without such consent shall be void ab initio with no force or effect whatsoever:

            (i) take any action (including with respect to employment agreements, benefit plans and capital expenditures) or enter into, amend, take any action under or terminate any agreement, plan, arrangement or understanding that could reasonably be expected to conflict with this Agreement, prevent the Company from being able to distribute to AAC any of the distributions contemplated hereunder or have a materially adverse effect on the condition (financial or otherwise), operations, assets, liabilities, business, operations or prospects of the Company or any controlled Affiliate;

            (ii) create, incur, assume or suffer to exist any Indebtedness of the Company or any controlled

      Affiliate or any Lien upon any assets of the Company or any controlled Affiliate;

            (iii) take or omit any action which could reasonably be expected to result in the termination of employment of any Member of the Company or enter into, amend, take any action under or terminate any employment agreement with any Member of the Company;

            (iv) except as permitted by Section 4.3(a), admit any Person as a Member, issue or acquire any Membership Interests or other equity interests in the Company or remove any Member;

            (v) issue or acquire any partner, Member, beneficial ownership, share or other equity interests in any controlled Affiliate or remove any partner, Member, trustee or director thereof;

            (vi) invest any of the Company's assets in general partner interests (except as required by the partnership agreements of the investment partnerships of which the Company or any controlled Affiliate acts as the general partner from time to time) or in securities other than high quality money market instruments;

            (vii) form or organize or hold an interest in any controlled Affiliate;

            (viii) use as accountants for the Company any firm other than the independent public accountants for the Manager and its Affiliates;

            (ix) enter into or perform any agreement with (A) any Member,(B) any member of the Management Board, (C) any parent, sibling, spouse or child of any Member or Management Board member or any parent, sibling, spouse or child of any of the foregoing Persons or (D) any controlled Affiliate of any Person in (A), (B) or (C) above;

            (x) pay or cause any investment vehicle managed by the Company to pay any compensation or remuneration to any Member or Management Board member other than distributions to Members in re-spect of their Membership Interests and pursuant to an employment agreement approved by the Manager; or

            (xi) take any action which may be taken only by the Manager or requires the consent of the Manager.

            (xii) taking any action that would constitute an Adverse Change.

            (d) Neither the Company nor any controlled Affiliate shall do any of the following without the consent of the Manager and the Management Board:

            (i) enter into transactions with Affiliates;

            (ii) sell or purchase any material amount of assets or any other business, terminate any material advantageous agreement, merge or consolidate the Company with any other Person or liquidate, dissolve or terminate the Company;

            (iii) enter into any line of business other than that set forth in the first sentence of Section 1.6 of this Agreement or alter its investment style in a manner materially inconsistent with the investment style theretofore employed by the Company or, for periods prior to the Effective Time, by JMG;

            (iv) enter into, amend in any material respect, extend or terminate any partnership, joint venture or material investment advisory or investment management agreement to which the Company is a party;

            (v) dispose of any assets of the Company if such disposition would result in a Code Section 704(c) allocation to the Non-Managing Members in an aggregate amount of $150,000 or more.

            (e) ****[This subsection (approximately half a page) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (f) ****[This subsection (approximately half a page) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

      2.3 Operations of the Business of the Company. (a) The Management Board shall exercise its reasonable best efforts so that ****[The remainder of this section has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (b) The Company will maintain in full force and effect such insurance as is customarily maintained by companies of similar size in the same or similar businesses (including, without limitation, errors and omissions liability insurance but excluding key-man life insurance). The Company or the Manager may maintain key-man life insurance and disability insurance policies on each Member, from time to time, and the Members will use all commercially reasonable efforts to cooperate with the Manager and the Company to effectuate the foregoing; provided, however, that neither the Company nor the Manager shall be obligated to maintain such insurance.

            (c) Notwithstanding any of the provisions of this Agreement to the contrary, all accounting, financial reporting and bookkeeping policies and procedures of the Company shall be established in conjunction with policies and procedures determined under the supervision of the Manager. The Company shall have a continuing obligation to keep the Manager's chief financial officer informed of material financial developments with respect to the Company. Notwithstanding any of the provisions of this Agreement to the contrary, all legal, compliance and regulatory matters of the Company shall be coordinated with the Manager, and the Company shall have an ongoing obligation to keep the Manager informed of all significant legal, compliance and related activities, in accordance with procedures to be established by the Manager and the Management Board.

            (d) The Management Board shall, when accepting additional clients or investors in its investment funds, give first priority to AAC and its Affiliates (other than the Company and Pacific Asset Management LLC) with respect to 1/3 of the amount of all subscriptions and contributions accepted until such time as AAC and its Affiliates (other than the Company and Pacific Asset Management LLC) have obtained allocations of 10% of each such respective investment fund and of total assets under management other than in investment funds.

      2.4 Compensation and Expenses of the Manager. The Manager and its Affiliates may receive reimbursement of expenses and compensation for services provided to the Company only to the extent approved by the Management Board.

      2.5 Non-Competition, Non-Solicitation and Non-Disclosure.

            (a) ****[This subsection (approximately one and a half pages) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (b) Each Member agrees that any and all presently existing investment advisory businesses of the Company and all business developed by the Company, including by such Member or any other employee of the Company, including without limitation, all proprietary investment methodologies, all investment advisory contracts, fees and fee schedules, commissions, records, data, client lists, agreements, trade secrets, and any other incident of any business developed by the Company or earned or carried on by the Member for the Company other than any such matters that are in the public record (unless they are so available by virtue of a breach of the provisions of this Section 2.5), and all trade names, service marks and logos under which the Company does business, and any combinations or variations thereof and all related logos, are and shall be the exclusive property of the Company, for its sole use, and (where applicable) shall be payable directly to the Company. In addition, each Member acknowledges and agrees that the investment performance of the accounts managed by the Company was attributable to the efforts of the team of professionals of the Company and not to the efforts of any single individual, and that therefore, the perfor-mance records of the accounts managed by the Company are and shall be the exclusive property of the Company. Notwithstanding the foregoing, such Member may be permitted to identify with such performance where in fact such Member exercised the sole final decision making authority resulting in such performance. Each Member acknowledges that, in the course of performing services hereunder and otherwise the Member has had, and will from time to time have, access to information of a confidential or proprietary nature, as commonly and generally understood, including without limitation, confidential or proprietary investment methodologies, trade secrets, proprietary or confidential plans, client identities and information, client lists, business operations or techniques, records and data (collectively, "Intellectual Property") owned or used in the course of business by the Company. Each Member agrees always to keep secret and not ever publish, divulge, furnish, use or make accessible to anyone (otherwise than in the regular business of the Company) any Intellectual Property of the Company that is not otherwise publicly available (other than Intellectual Property that is publicly available by virtue of a breach of the provisions of this Section 2.5). At the termination of the Member's services to the Company, all data, memoranda, client lists, notes, programs and other papers, items and tangible media, and reproductions thereof relating to the foregoing matters in the Member's possession or control, shall be returned to the Company and remain in the Company's possession (except where the return of such items shall be unreasonable or impracticable in relation to the importance or confidentiality of such items).

            (c) As a further condition and material inducement to Admission as a Member, each Member (other than the Manager, AAC and JMG) agrees, for the benefit of the Company and the other Members, to enter into employment agreements to substantially the same effect as the provisions of Sections 2.5(a) and (b) hereof. The provisions of this Section 2.5 shall not be deemed to limit any of the rights of the Company or the Manager under any of such agreements or under Applicable Law, but shall be in addition to the rights set forth in each of such agreements and those which arise under Applicable Law.

            (d) For purposes of this Section 2.5 and Section 2.6, the term "client" shall include any investor in any investment fund to which the Company provides or previously provided investment management services, but shall not include members of the Immediate Family of such Member and the term "Company" shall include each controlled Affiliate of the Company.

            (e) ****[This subsection (approximately half a page) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

      2.6 Remedies Upon Breach.

            (a) Each Member agrees that any breach of the provisions of Section
2.5 of this Agreement or of the provisions of any agreement referred to in
Section 2.5(c) by such Member could cause irreparable damage to the Company and the other Members. The Company and the Manager shall have the right to seek an injunction or other equitable relief (in addition to other legal remedies) to prevent any violation of a Member's obligations hereunder or thereunder.

            (b) In the event that a Member is terminated pursuant to Section 2.1(b)(iv), then such Member and any member of his Immediate Family shall be obligated to sell to the other Non-Manager Members of the Company, at the election of each of them made within 30 days after such Member's termination becomes effective, all of such Member's Membership Interests and all of such Member's JMG Interest and to pay to the Company the after-tax proceeds of any sale or other transfer of any portion of his Membership Interest and JMG Interest or any interest therein to any Person during the two preceding years. To the extent such other Non-Manager Members shall fail to make such election, the Company at the election of the Manager made within 30 days after receiving notice of the results of elections by the Non-Manager Members, may purchase all or any portion of such Member's Membership Interest and all or any portion of such Member's Members Indirect Interest. The price at which the other Non-Manager Members or the Company shall be entitled to purchase such Member's Membership Interest, JMG Interest or Members Indirect Interest, as the case may be, shall be (i) in the case of termination For Cause in whole or in part on account of a violation of Section 2.5 of this

Agreement or the parallel provisions of such Member's employment or noncompetition agreement with the Company, an amount equal to such Member's tax basis in such Member's Membership Interests, JMG Interest or Members Indirect Interest, as the case may be, and (ii) in the case of a termination For Cause for any reason entirely other than on account of a violation of Section 2.5 of this Agreement or the parallel provisions of such Member's employment agreement with the Company, in the case of such Member's Membership Interest and Members Indirect Interest, an amount equal to the product of the sum of such Member's Percentage Interest and that portion of JMG's Percentage Interest represented by the Member's Members Indirect Interest prior to such termination times the Non-Manager Member Pool for the Allocation Year following the Allocation Year during which such termination occurs and, in the case of such Member's JMG Interest, an amount equal to the price that would be paid for that portion of JMG's Membership Interest represented by the Member's Members Indirect Interest. Such purchase price shall be paid as promptly as practicable after determination thereof.

            (c) Each Member agrees that the enforcement of the provisions of Sections 2.5 and 2.6 hereof, and the enforcement of the provisions of any agreement referred to in Section 2.5(c) are necessary to ensure the protection and continuity of the business, goodwill and confidential business information of the Company for the benefit of each of the Members. Each Member agrees that, due to the proprietary nature of the Company's business, the restrictions set forth in Section 2.5 hereof and in such agreements are reasonable as to duration and scope. If any provision contained in this Article 2 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this
Article 2. It is the intention of the parties hereto that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by Applicable Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would then be valid or enforceable under applicable law, such provision shall be construed and interpreted or reformed to provide for a restriction or cove-nant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under Applicable Law.

      2.7 No Employment Obligation. Each Member acknowledges that neither this Agreement nor the provisions of any agreement referred to in Section 2.5(c) create an obligation on the part of the Company to continue the employment of such Member with the Company, and that such Member, unless he is a party to a written employment agreement executed by the Company, is an employee at will of the Company. Notwithstanding the foregoing, the Management Board or its delegate shall have general authority regarding personnel decisions and the employment status of employees who are not Members.

            Each Member acknowledges that the obligations and rights under Sections 2.5 and 2.6 hereof shall survive the termination of the employment of such Member with the Company and/or the withdrawal or removal of such Member from the Company, regardless of the manner of such termination, withdrawal or removal in accordance with the provisions hereof and of the relevant agreements of the type referred to in Section 2.5(c).

      2.8 Liability and Indemnification

            (a) No Liability.

            (i) No Covered Person shall be personally liable to the Company or other Members for any act or omission or for any costs, damages or liabilities arising therefrom, performed or omitted on behalf of the Company or in its, his or her capacity as a Covered Person in a manner believed in good faith by such Covered Person to be within the scope of authority granted to such Covered Person hereunder, except as otherwise required by Applicable Law, provided that its, his or her actions or omissions did not constitute fraud, bad faith, gross negligence or willful misconduct.

            (ii) Each Covered Person shall be fully protected in relying in good faith upon information, opinions, reports or statements furnished by any Person as to matters such Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses of the Company, the valuation of transactions in which the Company engages or contemplates engaging, the reasonableness of the terms of a transaction, and any other facts pertinent to the existence and amount of assets from which a distribution to Members and Assignees might properly be paid.

            (b) Right to Indemnification. Subject to the limitations and conditions as provided in this Section 2.8, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), or any appeal in such a Proceeding, by reason of the fact that such Person is or was a Covered Person shall be indemnified by the Company against all costs and expenses, including reasonable attorney's fees, the costs and expenses of investigation, and judgments and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such Covered Person acted in good faith and in a manner which such Covered Person believed in good faith to be in the best interest of the Company.

            (c) Advance Payment. The right to indemnification conferred in this
Section 2.8 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Covered Person who was, is or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the Covered Person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Covered Person of such Covered Person's good faith belief that he has met the standard of conduct necessary for indemnification under this Section 2.8 and a written undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified under this
Section 2.8 or otherwise.

            (d) Indemnification of Employees and Agents. With the consent of the Manager, the Company may indemnify and advance expenses to any employee or agent of the Company to the same extent and subject to the same conditions under which it is required to indemnify and advance expenses to Covered Persons under Sections 2.8(b) and 2.8(c).

            (e) Limitation on Indemnification. Notwithstanding anything to the contrary contained in this Section 2.8, no Person shall be entitled to indemnification under Section 2.8 if any such indemnification shall be determined to be contrary to Applicable Law or if it is determined by a court of competent jurisdiction that such Person is not entitled to indemnification because it, he or she (i) did not act in good faith, (ii) engaged in conduct constituting gross negligence, willful misconduct or fraud, or (iii) did not act in a manner that it, he or she believed in good faith to be in the best interest of the Company.

      2.9 Non-Manager Member Investment and Trading Accounts. For so long as AAC or an Affiliate of AAC is a Member of the Company, the Non-Manager Members shall maintain investments (other than through their interests in the Company) in investment vehicles managed by the Company in an aggregate amount for all Non-Manager Members of at least $10.0 million less any reduction attributable to fund depreciation (in the case of Glaser individually, not less than $8.0 million). The Non-Manager Members may also maintain brokerage and investment accounts that are not managed by the Company so long as (a) the aggregate amount of funds of the Non-Manager Members managed by the Company is at least $10.0 million (as adjusted as aforesaid, less any reduction attributable to fund depreciation), (b) the maintenance and operation of such accounts complies with Applicable Law and the Company's compliance policies and (c) the Manager is provided reasonable opportunity to examine such accounts as required by Applicable Law and the Company's compliance policies. The Manager may limit the amounts above $10.0 million (as increased as a result of appreciation) in the aggregate that may be invested by Non-Manager Members in investment vehicles managed by the Company as to which any cap, waiver or reimbursement of fees, profit allocations or charges ordinarily applicable to an investment in such vehicles may be granted to such Members.

                                    ARTICLE 3
                  CAPITAL ACCOUNTS; ALLOCATIONS; DISTRIBUTIONS

      3.1 Capital Accounts.

            (a) A single capital account ("Capital Account") shall be maintained for each Member in accordance with the capital accounting rules of Section 704(b) of the Code. No Member shall have the right to withdraw any part of his Capital Account until the dissolution and winding up of the Company, except as distributions pursuant to this Article 3 may represent returns of capital, in whole or in part. No Member shall be entitled to receive any interest on any Capital Account balance. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member. Except as may be agreed to in connection with the issuance of additional Membership Interests, as specifically set forth herein or as may be required under Applicable Law, no Member shall be required to make any further Capital Contributions to the Company.

            (b) Each Member's opening Capital Account shall be as stated in Schedule A hereto. Thereafter, a Member's Capital Account shall be credited with
(i) such Member's subsequent Capital Contributions; (ii) such Member's share of the Net Income or other income and gain of the Company as provided herein; and
(iii) such other amounts as may be required in order for the Capital Account to be considered to be determined and maintained in accordance with the rules under Regulation Section 1.704-1(b)(2)(iv) or any successor section of similar import. A Member's Capital Account shall be debited with (i) such Member's share of the Net Loss or other deductions and losses of the Company as provided herein, (ii) distributions made to such Member (including liquidating distributions), and
(iii) such other amounts as may be required for the Capital Account to be considered to be determined and maintained in accordance with the rules under Regulation Section 1.704-1(b)(2)(iv) or any successor section of similar import.

      3.2 Allocations.

            (a) Net Income and Net Loss. After giving effect to the special allocations (other than with respect to provisions applying solely to allocations for tax purposes) set forth in Section 3.2(b) and (i) - (l), Net Income (increased by specially allocated items of deduction and loss and decreased by specially allocated items of income and gain in Section 3.2(b) hereof) and Net Loss(reduced by specially allocated items of deduction and loss and increased by specially allocated items of income and gain in Section 3.2(b) hereof) will be allocated among the Members as follows:

            ****[The remainder of this section (approximately seven and a half pages) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (b) Acknowledgment of Tax Consequences. The Members are aware of the income tax consequences of the allocations made by this Section 3.2, and hereby agree to be bound by the provisions of this Agreement in reporting their share of Taxable Income or Loss for income tax purposes.

      3.3 Distributions.

            (a) ****[This subsection (approximately one and a half pages) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (b) Distributions Concerning Interests Transferred. Distributions made under this Section 3.3 with respect to any transferred Membership Interest will be made only to Members of record (or assignees as provided herein) on the record date designated by the Company.

            (c) No Violations. Notwithstanding anything in this Agreement to the contrary, the Company will not be obligated to, and will not, make any distribution that would (i) render the Company insolvent, (ii) violate the Act or other Applicable Law or (iii) cause any Member to have an Adjusted Capital Account Deficit as of the end of the current Allocation Year.

            (d) Distributions in Kind. If any assets of the Company are distributed in kind, such assets will be distributed on the basis of the then Fair Market Value thereof, as reasonably determined by the Manager and the Management Board. All such distributions will be in the same proportion as if such distribution had been made in cash.

      3.4 Distributions Upon Dissolution; Establishment of a Reserve Upon Dissolution.

            (a) Upon the dissolution of the Company, after payment (or the making of reasonable provision for the payment) of all liabilities of the Company owing to creditors, the Company, or if there is none, the Liquidating Trustee appointed as set forth in Section 6.2 hereof, shall set up such reserves as it deems reasonably necessary for any contingent, conditional or unmatured liabilities or other obligations of the Company. Such reserves may be paid over by the Company or Liquidating Trustee to a bank (or other third party), to be held in escrow for the purpose of paying any such contingent, conditional or unmatured liabilities or other obligations. The remaining assets of the Company shall be distributed (i) first to any Non-Manager Member that made a contribution to the Company pursuant to Section 6.1(d) of the Purchase Agreement in an amount equal to such contribution and which contribution will not be credited to such Non-Manager Member's Capital Account and (ii) second to the Members in accordance with the positive balance (if any) in their respective Capital Accounts.

            (b) Timing of Liquidation Distributions. Distributions in liquidation will be made by the end of the taxable year in which the liquidation occurs or, if later, within 90 days of the liquidating event and will otherwise comply with Regulations Section 1.704-1(b); provided, however, that the distribution of any assets held in reserve as provided above shall be distributed at the expiration of such time as the Company or the Liquidating Trustee deems advisable.

            (c) Limitations on Payments made in Dissolution. Except as otherwise specifically provided in this

Agreement, including Section 4.4 hereof, each Member will be entitled to look solely to the assets of the Company for the return of his or her positive Capital Account balance and will have no recourse for his or her Capital Contribution and/or share of Net Income, or other items of income and gain, against the Manager or any other Member.

            (d) If any assets of the Company are to be distributed in kind in connection with such liquidation, such assets shall be distributed on the basis of their Fair Market Value net of any liabilities encumbering such assets and, to the greatest extent possible, shall be distributed pro-rata in accordance with the total amounts to be distributed to each Member. Immediately prior to the effectiveness of any such distribution-in-kind, each item of gain and loss that would have been recognized by the Company had the property being distributed been sold at Fair Market Value shall be determined and allocated in accordance with Section 3.2 hereof to the Capital Accounts of those Persons who were Members immediately prior to the effectiveness of such distribution.

            (e) Actions by the Company under this Section 3.4 shall be taken based upon agreement by the Manager and the Management Board.

      3.5 Proceeds from Key-Man Insurance. In the event the Company acquired any key-man life insurance on the life of a Non-Manager Member, the premium expense and any proceeds of such insurance shall be allocated, distributed and reflected in Members' Capital Accounts as agreed by the Manager and the Management Board.

                                    ARTICLE 4
                       TRANSFER AND ISSUANCE OF INTERESTS

      4.1 Limitation on Transfer of Membership Interests.

            (a) ****[This subsection (approximately one page) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (b) Notwithstanding any other provision in this Article 4, no Assignment or Admission shall be valid or effective unless the Assignor gives the Company written notice before making any Assignment and, with such notice, provides the Company with such evidence as the Company may require that such Assignment or Admission will not violate this Agreement or Applicable Law.

            (c) The Company or the Manager may require as a condition of any Assignment that the Assignee assume all costs incurred by the Company in connection therewith, including, but not limited to, legal fees and cost of preparation and filing of any amendment to this Agreement if necessary or desirable in connection therewith, and the Assignee shall execute, acknowledge and deliver to the Company such documents or instruments in form and substance satisfactory to the Company and the Manager as the Company and the Manager shall deem necessary or desirable to effectuate such Assignment and to confirm the agreement of the Assignee to be bound by all of the terms and provisions of this Agreement. Any Assignment in contravention of any of the provisions of this
Section 4.1 shall be void ab initio and of no effect and shall not bind or be recognized by the Company.

            (d) No Assignee shall be admitted as a Member unless: (i) the consent requirements set forth in Section 4.1(a) shall have been satisfied, (ii) the Assignee shall have indicated such intention in the instrument effecting the Assignment and the Assignee expressly agrees to be bound, to the same extent as the other Members, by the provisions of this Agreement, and any other documents required in connection therewith and to assume the obligations of the Assignor hereunder and become a signatory to this Agreement, (iii) the Assignor and the Assignee shall have executed or delivered such other instruments as the Company may deem necessary or desirable to effectuate such admission, and (iv) the Assignee shall have agreed to pay (to the extent the Assignor shall not have paid such costs under Section 4.1(c) hereof), as the Management Board may determine, all reasonable expenses and legal fees relating to the Assignment and the Assignee's Admission, including, but not limited to, the cost of any required counsel's opinion and the preparation, filing and/or publishing of any amendment to this Agreement necessary to effect such Admission. Upon the Admission of the Assignee as a Member, Schedule A at-tached hereto shall be amended to reflect the name and address of such Member and its Percentage Interest and, if the Assignor has Assigned all of its Membership Interest, to eliminate the name and address of the Assignor.

            (e) No Person shall be Admitted as a Member with a Membership Interest providing such Member with any interest in any items allocated to AAC without the prior written consent of the Manager. No Person shall be admitted as a Member with a Membership Interest providing such Member with any interest in any items allocated to the Non-Manager Members without the consent of the Management Board.

      4.2 Assignees.

            (a) Any Person who acquires in any manner whatsoever any Membership Interest or portion thereof, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefit of the acquisition thereof to have agreed to be subject to and bound by all the obligations of this Agreement that any predecessor in interest of such Person was subject to or bound by. A Person acquiring any Membership Interest, including the personal representative and heirs of a deceased Member, shall have only such rights, and shall be subject to all the obligations as are set forth in this Agreement; and, without limiting the generality of the foregoing such Person shall not have any right to have the value of its Membership Interest ascertained or receive the value of such Membership Interest or, in lieu thereof, profits attributable to any right in the Company, except as herein set forth.

            (b) Any Assignee of a Membership Interest or portion thereof pursuant to an Assignment satisfying the conditions of Section 4.1(a) hereof shall have the right to receive the same share of the income, gain, deduction and loss and of the distributions of the Company to which the Assignor would have been entitled in respect of such Membership Interest or portion thereof. If such Assignee desires to make an Assignment of his Membership Interest, it shall be subject to all the provisions of this Article 4 to the same extent and in the same manner as any Member desiring to make an Assignment.

            (c) Any Member who shall Assign all of its Membership Interest shall cease to be a Member and shall no longer have any rights or privileges of a Member except that, unless and until his Assignee is admitted to the Company as a substitute Member in accordance with Section 4.1(a) hereof, such Assignor shall retain all rights and be subject to all obligations under the Act and this Agreement. For so long as a Member has any JMG Interest such Member shall not assign all of his Membership Interest.

            (d) In the event that an Assignment shall be made, there shall be filed with the Company a duly executed and acknowledged counterpart of the instrument making such Assignment. Such instrument must evidence the written acceptance of the Assignee to all the terms and provisions of this Agreement. If such an instrument is not so filed, the Company need not recognize any such purported Assignment for any purpose. The instrument so filed insofar as the Company is concerned shall be construed as the total contract between the Assignor and the Assignee, and the Company shall not be bound to recognize any terms not disclosed in the instrument so filed.

      4.3 Issuance of Additional Membership Interests.

            (a) ****[This subsection (approximately two-thirds of a page) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (b) ****[This subsection has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (c) Upon the repurchase of Membership Interests or the issuance of additional Membership Interests, the Manager shall make the appropriate revisions to Schedule A hereto.

            (d) ****[This subsection has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

      4.4 Capital Contributions. ****[This section (approximately thirteen lines) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

      4.5 Succession. The Members agree that it is in their best interests to provide for an orderly succession of the day-to-day management of, and the ownership of the Non-Manager Member Membership Interests in the Company. In order to implement such agreement, the Members hereby agree as follows:

            ****[The remainder of this section (approximately four pages) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

      4.6 JMG Interests. JMG agrees to comply with and enforce, and each Non-Manager Member that is an equity holder, officer or director of JMG agrees to comply with and to use its reasonable best efforts to cause JMG to comply with and enforce, the provisions relating to the transfer, sale, assignment, repurchase, redemption and issuance of securities of JMG set forth on Schedule
4.6 hereto, which Schedule 4.6 is hereby incorporated by reference herein and made a part hereof.

                                    ARTICLE 5
                                BOOKS AND RECORDS

      5.1 Bank Accounts. The bank accounts of the Company shall be maintained in such banking institutions authorized to do business in such places as the Management Board shall determine, and withdrawals shall be made on such signatures as the Management Board shall determine.

      5.2 Fiscal Year. The fiscal year of the Company (the "Fiscal Year") shall be the calendar year.

      5.3 Books and Records. Books and records, complete and accurate in all material respects, required by Applicable Law shall be kept or caused to be kept by the

Management Board. The Company's financial books shall be kept on the accrual method of accounting. All of the Company's books and records, together with an executed copy of this Agreement and copies of all other agreements, contracts, leases, insurance policies, employee benefit programs, securities trading records and other instruments as any officer may execute or obtain for the Company hereunder, including amendments thereto, shall at all times be kept at the business office of the Company, and all such books and records shall be available upon reasonable notice and without interference with the regular business operations of the Company during normal business hours for inspection by any Member or its duly authorized representative or, at the expense of any Member, for audit by it or its duly authorized representative.

            Along with all other books and records kept pursuant to this Section 5.3, the Company shall maintain the following records:

            (a) the full name and mailing address of each member of the Management Board;

            (b) a current list of the full names set forth in alphabetical order and last known mailing address of each Member, together with the Capital Contribution and the share of Net Income or Net Loss of each Member or information from which such shares can be readily derived;

            (c) a copy of the Certificate of Formation and all amendments thereto or restatements thereof, together with executed copies of any powers of attorney pursuant to which any certificate or amendment has been executed;

            (d) a copy of this Agreement and any amendments thereto and any restatements thereof; and

            (e) a copy of the Company's federal, state and local income tax or information returns and reports, if any, for the three (3) most recent Fiscal Years.

      5.4 Reports to Members.

            (a) Within 15 days after the end of each month and fiscal quarter of the Company, the Management Board shall send to the Members an unaudited balance sheet of the Company as of the end of such month and, if such month coincides with the end of a fiscal quarter, an unaudited balance sheet of the Company as of the end of such fiscal quarter and unaudited statements of income (loss) for such fiscal quarter, each prepared in accordance with generally accepted accounted principles consistently applied ("GAAP") except that monthly reports need not be prepared in accordance with GAAP so long as they disclose the nature and effect of deviations from GAAP. Except to the extent inconsistent with the sound operation of the Company's business or not reasonably within the control of the Management Board, within 45 days after the end of each Fiscal Year or such lesser number of days as the Manager shall inform the Management Board is necessary for AAC to announce its financial results for such Fiscal Year in accordance with the expectations of the financial markets, the Management Board shall send to the Members a balance sheet of the Company as of the end of such Fiscal Year and statements of income
(loss), Members' capital and cash flow of the Company for such Fiscal Year, all of which shall be audited by the Company's independent certified public accountants and prepared in accordance with GAAP. In addition to the above, the Management Board shall provide to the Members any other reports as are reasonably requested by the Manager from time to time, including operating budgets for the next succeeding four fiscal quarters, performance data and any material AAC may need for any reports to shareholders or regulatory filings.

            (b) To the extent practicable, the Management Board shall provide to each Member by November 30 of each Fiscal Year an estimate of such Member's share of the profits and losses for Federal and state income tax purposes for such Fiscal Year. The Management Board shall, for each Fiscal Year and within the time prescribed by law for such filing, file on behalf of the Company a U.S. Federal partnership information tax return. The Management Board shall also file on behalf of the Company such other tax returns and other documents from time to time as may be required by the Federal government or by the State of Delaware or any other state or any subdivision thereof. Except as otherwise consented to by the Manager, all tax returns shall be prepared by the accountants for the Company. The officers of the Company shall send a copy of the Company's tax returns and a copy of Schedule K-1 or any successor or replacement form thereof, and, upon request, such tax return, to each Member as soon after the expiration of each Fiscal Year as such items are available.

            (c) Each of the foregoing reports shall be subject to review and modification by the Manager and the time periods set forth in the foregoing provisions shall be subject to modification by the Manager to the extent necessary to permit it to make required reports and filings on a timely basis.

      5.5 Meetings. The Company and its officers shall be available to meet with the Manager at the Manager's reasonable request by telephone or in person to update the Manager as to the performance, operations, business plans and prospect of the Company and to discuss matters of mutual interest.

      5.6 Tax Matters. AAC shall be the "tax matters partner" for the Company for purposes of Sections 6221 through 6233 of the Code. The tax matters partner shall not be permitted to settle any assessment, deficiency action, or other proceeding in respect of which the Company or any Member could have liability without the consent of the Management Board.

                                    ARTICLE 6
                           DISSOLUTION AND LIQUIDATION

      6.1 Events Causing Dissolution.

            (a) The Company shall be dissolved, its assets disposed of and its affairs wound up upon the happening of any of the following events:

            (i) The Company shall be dissolved upon the occurrence of any of the events specified in Section 18-801 of the Act, including, without limitation, (A) the written consent of all Members; (B) the death, retirement, resignation, withdrawal, expulsion, Bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, unless there is at least one remaining Member and the business of the Company is not discontinued by vote or written consent of all of the other Members within 180 days following the occurrence of the event; (C) the sale of all or substantially all of the assets of the Company; (D) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or (E) at such earlier time as may be provided by applicable law; or

            (ii) Any event which shall make it unlawful for the existence of the Company to be continued.

            (b) In the event of a Bankruptcy of a Member that does not cause the Company to dissolve as provided in subparagraph (a) of this Section 6.1, such Member shall cease to be a Member for all purposes hereunder unless upon the consent of Members holding a majority in Percentage Interest, such Bankrupt Member is permitted to remain a Member hereunder.

      6.2 Liquidation.

            (a) Upon the dissolution of the Company, the Company shall be liquidated in accordance with this Section 6.2 and Sections 18-803 and 18-804 of the Act. The liquidation shall be conducted and supervised by the Manager and the Management Board or, if there is no Manager and Management Board, by a person who shall be designated for such purpose unanimously by the Members (the Manager and the Management Board, or such person so designated, being hereinafter referred to as the "Liquidating Trustee"). The Liquidating Trustee shall have all of the rights in connection with the liquidation and termination of the Company that the Manager and Management Board would have with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidating Trustee is hereby expressly authorized and empowered to effectuate the liquidation and termination of the Company and the transfer of any assets and liabilities of the Company. The Liquidating Trustee shall have the right from time to time, by revocable powers of attorney, to delegate to one or more persons any or all of such rights and powers and the authority and power to execute documents in connection therewith, and to fix the reasonable compensation of each such person, which compensation shall be charged as an expense of liquidation. The Liquidating Trustee is also expressly authorized to distribute the Company's property to the Members subject to Liens.

            (b) During the period of liquidation of the Company, all of the provisions of this Agreement shall continue in effect. The Capital Accounts of the Members prior to any distributions pursuant to this Section 6.2(b) shall be credited or charged and shall be computed in accordance with the provisions of this Agreement. Upon the dissolution of the Company, the proceeds from the liquidation of the Company's assets (after making provisions for claims and obligations as required under Section 704 of the Code) shall be applied as promptly as possible in the following order:

            (i) first, to the payment and discharge of the Company's debts and liabilities (including loans made to the Company by the Members), in the order of priority as provided by law (except those to Members of the Company on account of their contributions), and the establishment of any necessary reserves;

            (ii) second, in accordance with Section 3.4 hereof an amount equal to the liquidation proceeds.

            (c) Each Member shall be furnished with a statement prepared by the Liquidating Trustee which shall set forth the assets and liabilities of the Company as at the date of complete liquidation, and each Member's share thereof. Upon compliance with the distribution plan contemplated by Section 6.2(b) and
Section 3.4 hereof, each Member shall cease to be a Member of the Company, and the Liquidating Trustee shall execute acknowledge and cause to be filed a certificate of cancellation of the Company.

            (d) A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities so as to minimize the losses normally attendant upon a liquidation.

            (e) At no time during continuation of the Company shall any value ever be placed on the Company name, or the right to its use, or to the goodwill appertaining to the company or its business, either as among the Members or for the purpose of determining the value of any Membership Interest, nor shall the legal represen-tatives of any Member have any right to claim any such value. In the event of a termination and dissolution of the Company as provided in this Agreement, neither the Company name, nor the right to its use, nor the aforesaid goodwill, if any, shall be considered as an asset of the Company and no valuation shall be put thereon for the purpose of liquidation or distribution, or for any other purpose whatsoever; nor shall any value ever be placed thereon as between the remaining or surviving Members and the legal representatives of the estate of any deceased, insane, incompetent, dissolved, liquidated or Bankrupt Member.

      6.3 Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company's property.

                                    ARTICLE 7
                                  MISCELLANEOUS

      7.1 Governing Law.

            (a) This Agreement, and the rights of the Members hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely therein, without regard to the conflict of laws principles thereof. In particular, this Agreement shall be construed to the maximum extent possible to comply with all of the mandatory terms and conditions of the Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision of this Agreement shall be invalid or unenforceable under the Act or other Applicable Law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make in enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

            (b) The parties hereby consent to exclusive jurisdiction and venue for any action arising out of this Agreement in the Delaware Court of Chancery. Each Member consents to service of process in any action or proceed-ing involving the Company by the mailing thereof by registered or certified mail, postage prepaid, to such Member's mailing address.

      7.2 Administrative Actions. Either the Manager or the Management Board shall have the authority to take such action as may be necessary or appropriate:

            (i) To qualify or continue the Company as a limited liability company;

            (ii) Subject to Section 7.10, below, to reflect an amendment of this Agreement;

            (iii) To reflect the dissolution and termination of the Company; or

            (iv) To effect Assignments, Admissions and terminations of Members as specifically provided under the terms of this Agreement, including any amendment to Schedule A attached hereto necessary to reflect the same.

      7.3 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement. In making proof hereof it will be necessary to produce only one copy hereof signed by the party to be charged.

      7.4 Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein (a) are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, or (b) would cause any Member to be bound by or liable for the obligations of the Company under the laws of any state or locale as the same may now or hereafter exist, such provision or provisions shall be deemed void and of no effect.

      7.5 Notices. All notices, demands, solicitations of consent or approval and other communications hereunder required or permitted shall be in writing and shall be deemed to have been given when personally delivered or five days after the date when deposited in the United

States mail and sent postage prepaid by registered or certified mail, return receipt requested, or one day after sent by overnight mail or courier or transmitted by facsimile, addressed as follows: if intended for (a) the Company, to its business office or (b) the Members, to their respective addresses set forth on Schedule A attached hereto, or to such other address which any Member shall have given to the Company and the other Member for such purpose by notice hereunder.

      7.6 Titles. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement and shall in no way affect, define, limit or describe the scope, intent or interpretation of any provision hereof.

      7.7 Entire Understanding. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements between and among them respecting the subject matter of this Agreement.

      7.8 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives and permitted successors and assigns of the parties hereto as well as their Affiliates.

      7.9 Parties in Interest. Nothing herein shall be construed to be to the benefit of or enforceable by any third party as a third party beneficiary or otherwise including, but not limited to, any creditor of the Company.

      7.10 Amendments.

            (a) This Agreement may be amended by the Manager or the Management Board without the consent or approval of any Member for ministerial purposes in the circumstances expressly permitted by this Agreement.

            (b) Except as provided in Section 7.10(a) above, this Agreement may not be amended or modified except with the consent of Members holding a majority in Percentage Interest: provided, however, that the written consent of all Members must be obtained to any amendment which would (i) amend this Section 7.10, (ii) increase or extend the liability or obligation of any Member or (iii) increase the amount of Capital Contributions payable by any Member; and, provided further, that no amendment adversely affecting the rights or ownership interests of the Non-Manager Members or AAC and its Affiliates under this Agreement may be made without the consent of the Management Board or the Manager respectively, and no amendment adversely affecting the rights or ownership interests of one or more Non-Manager Members in a manner materially adverse to such Non-Manager Member(s) in comparison to one or more other Non-Manager Members may be made without the consent of Non-Manager Members holding a majority of the Non-Manager Member Percentage Interests so affected.

            (c) Notwithstanding any other provision of this Agreement, no action may be taken under this Agreement unless such action is taken in compliance with the provisions of the Act.

      7.11 Further Assurances. The Members will execute and deliver such further instruments and do such further acts and things as may be required to carry out the terms, provisions, conditions, intent and purposes of this Agreement and the transactions contemplated hereby.

      7.12 Remedies Cumulative. No remedy conferred upon or reserved to the Company or any Member by this Agreement is intended to be exclusive of any other remedy. Each and every such remedy shall be cumulative and shall be in addition to any other remedy given to the Company or any Member hereunder or now or hereafter existing at law or in equity or by statute.

      7.13 Construction. Each definition or pronoun herein shall be deemed to refer to the singular, plural, masculine, feminine or neuter as the context requires.

      7.14 Consents. Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Company.

      7.15 Arbitration. Except as provided herein, any dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby shall be settled and finally determined by arbitration in

New York, New York or at such other location as the parties may agree, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in force at the time of such arbitration. Judgment upon any award rendered by such an arbitration may be rendered in any court having jurisdiction. Except to the extent disclosure is required by Applicable Law, rule, regulation, order or agreement, or any court or government authority with jurisdiction (in which event public disclosure thereof may be made, but only to the extent so required, after notice by the Member making such disclosure to the other Members), each Member shall keep confidential and not make any disclosure to any third party (other than its employees, agents and advisors to the extent reasonably necessary and provided such Persons agree to keep the information disclosed confidential to the same extent as the Member making such disclosure) of the existence of the dispute, controversy or claim or the settlement or resolution thereof. All fees and charges of the AAA and of the arbitrators and all arbitration-related costs of the parties shall be borne as the arbitrators shall determine in their award.

            Any arbitration pursuant to this Section 7.15 shall be conducted by a single arbitrator with substantial experience in the asset management industry that is mutually agreeable to the Manager and the Non-Manager Member. The written decision of the arbitrator shall be binding, final and conclusive upon the parties. Any party may apply to a court of competent jurisdiction to enforce the award of the arbitrators. The procedures specified in this Section 7.15 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief from a court of competent jurisdiction if in the judgment of such party such action is necessary to avoid irreparable injury. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 7.15 (it being understood and agreed that after the initial decision of such court as to such preliminary injunction or other preliminary judicial relief and after decision of any appellate body or the expiration of all time periods for appellate review thereof, the parties shall thereafter submit the dispute, controversy or claim to arbitration pursuant to this Section 7.15). The arbitrator shall be empowered to award equitable or injunctive relief. The award of damages, if any, shall be limited to actual damages. The arbitrator is not empowered to award punitive damages.

            IN WITNESS WHEREOF, the Members have caused this Agreement to be duly executed and delivered as of the Effective Date.

ASSET ALLIANCE MANAGEMENT CORP.


By: /s/ Arnold L. Mintz
   -----------------------------------------------------
     Name: Arnold L. Mintz
     Title: Executive Vice President

ASSET ALLIANCE HOLDING CORPORATION


By: /s/ Arnold L. Mintz
   -----------------------------------------------------
     Name: Arnold L. Mintz
     Title: Executive Vice President

JMG CAPITAL MANAGEMENT, INC.


By: /s/ Jonathan M. Glaser
   -----------------------------------------------------
     Name: Jonathan M. Glaser
     Title: President


 /s/ Jonathan M. Glaser
--------------------------------------------------------
     Jonathan Glaser